RYDER SCOTT COMPANY
PETROLEUM CONSULTANTS
1100 LOUISIANA SUITE 3800 HOUSTON, TEXAS 77002-5218 TELEPHONE (713) 651-9191
FAX (713) 651-0849

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

As independent oil and gas consultants, Ryder Scott Company, L.P. hereby consents to: (a) the use of our reports setting forth our estimates of proved reserves and future revenues, as of December 31, for the years 2007 and 2006 to the interest of Apco Argentina Inc. in certain oil and gas properties; and (b) all references to our firm included in or made a part of Apco Argentina Inc. Annual Report on Form 10-K for the year ended December 31, 2008.

Ryder Scott Company L.P.

RYDER SCOTT COMPANY, L.P.

Houston, Texas
March 12, 2009

1200, 530 - 8TH AVENUE, S.W. CALGARY, ALBERTA T2P 3S8 TEL (403) 262-2799 FAX (403) 262-2790
621 17TH STREET, SUITE 1550 DENVER, COLORADO 80293-1501 TEL (303) 623-9147 FAX (303)623-4258